UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2017

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303-381-6600

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2017, Array entered into a clinical trial collaboration and supply agreement with Merck Sharp & Dohme B.V. (“Merck”) to conduct a Phase 1b clinical trial to investigate the safety and efficacy of the combination of binimetinib with Merck's anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in metastatic colorectal cancer patients with microsatellite stable tumors. Under the terms of the agreement, Merck will act as sponsor of this clinical trial, and Array will supply Merck with binimetinib for use in this clinical trial. This agreement provides that both Array and Merck will jointly own clinical data generated from this clinical trial. This agreement does not include a non-competition provision that generally prohibits Merck or Array from entering into agreements with third parties to perform other clinical studies.

The Collaboration Agreement expires on delivery of the final study report concerning the results of the clinical trial, unless earlier terminated by either party in the event of the other party's uncured material breach or if there are certain safety concerns, regulatory action prevents supply of one or both of binimetinib or KEYTRUDA®, or if either Party withdraws regulatory approval for or discontinues development of its compound.

The foregoing description of the clinical trial collaboration and supply agreement is a summary, is not complete and is qualified in its entirety by reference to the full text of the actual agreement, which will be filed as an exhibit to Array's Annual Report on Form 10-K for the fiscal year ending June 30, 2017.

A copy of Array's related press release announcing the transactions is attached hereto as Exhibit 99.1.

KEYTRUDA ® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated May 8, 2017 entitled “Array BioPharma Announces Strategic Collaboration with Merck”

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2017	Array BioPharma Inc.

	By:	/s/ Jason Haddock
Jason Haddock
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 8, 2017 entitled “Array BioPharma Announces Strategic Collaboration with Merck”

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